                         ADVANCED ACCESSORY SYSTEMS, LLC
           EXHIBIT 12.1 - STATEMENT REGARDING COMPUTATION OF RATIOS -
                           FIXED CHARGE COVERAGE RATIO
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                          (DOLLAR AMOUNTS IN THOUSANDS)


                                                                       DECEMBER 31,
                                                           1998            1997           1996
                                                        --------         ---------        -------
        Pre-tax income (loss) from
          continuing operations ..............          $   813          $   712          $ 6,409
        Minority interest in the income of
          subsidiary with fixed charges ......             --                 97               69
                                                        -------          -------          -------
                                                            813              809            6,478
                                                        -------          -------          -------
        Fixed Charges:
          Interest expense and amortization
           of debt discount and premium on all
           indebtedness ......................           18,633           12,627            4,312
        Rentals (1) ..........................            1,317              751              223
                                                        -------          -------          -------
        Total fixed charges ..................           19,950           13,378            4,535
                                                        -------          -------          -------
        Earnings before income taxes,
          minority interest and fixed charges           $20,763          $14,187          $11,013
                                                        =======          =======          =======
        Ratio of earnings to fixed charges ...            1.04x            1.06x            2.43x
                                                        =======          =======          =======

----------

(1) Amount included in fixed charges for rentals is considered by management to be a reasonable approximation of the interest factor.